Exhibit 99.2

IMPLEMENTATION AGREEMENT

This Implementation Agreement (this “Agreement”) is made as of January 31, 2014 (the “Effective Date”) by and among Michael Sacks (“Sacks”), The Punch Trust (“TPT,” and together with Sacks, the “Holders”), IPMD GmbH, an Austrian limited liability company (the “Assignor”), and ULURU Inc., a Nevada corporation (the “Company”).  The Company, the Assignor and the Holders are referred to collectively in this agreement as the “parties.”

WHEREAS, pursuant to that certain Assignment Agreement, dated as of the date hereof (the “Assignment Agreement”), by and among the Holders and the Assignor, the Assignor has agreed to assign, and has assigned, to the Holders the warrants (the “Warrants”) to purchase 3,000,000 shares (the “Warrant Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), the notice of exercise, a copy of which is attached hereto as Exhibit A (the “Notice of Exercise”), and all of its right, title and interest therein;

WHEREAS, the Assignor has provided notice of exercise of the Warrants in accordance with the Notice of Exercise but has not yet made any installment payments or purchased any Warrants Shares in connection with such exercise;

WHEREAS, pursuant to the terms of the Warrants, as modified by the Notice of Exercise, the Company has agreed (a) to permit the Assignor to pay the $1.8 million aggregate exercise price for the Warrants in four installments of $450,000 (each, an “Installment Exercise Payment”) and (b) to deliver 750,000 shares of Common Stock to the Assignor promptly following its receipt an Installment Exercise Payment on or before each of January 31, 2014, February 28, 2014, March 31, 2014 and April 30, 2014 (the actual date of each such exercise is herein referred to as a “Payment Date” and together as the “Payment Dates”); and

WHEREAS, the Company acknowledges that the Assignor assigned to the Holders the Warrants, the Notice of Exercise and all of its right, title and interest in the Warrants and the Notice of Exercise and recognizes the Holders as the parties with all rights, title and interest in the Warrants and Notice of Exercise and the Company agrees herein to facilitate the issuance of the Warrant Shares to the Holders in accordance with the terms of this Agreement.

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows.

1.                                      ASSIGNMENT OF WARRANTS; ISSUANCE OF WARRANT SHARES.

1.1                               Assignment of Warrants and Notice of Exercise.

1.1.1                     The Company hereby consents and agrees to the assignment of the Warrants and the Notice of Exercise and all of Assignor’s right, title and interest therein to the Holders and the assumption by the Holders of the Assignor’s obligations under the Warrants and the Notice of Exercise as follows:  (a) Sacks assumes the obligation to make the Installment Exercise Payment with respect to 750,000 Warrant Shares on each of January 31, 2014 and February 28, 2014, (b) Sacks assumes the obligation to make the portion of the Installment

Exercise Payment applicable to 250,000 Warrant Shares on each of March 31, 2014 and April 30, 2014 and (c) TPT assumes the obligation to make the portion of the Installment Exercise Payment applicable to 500,000 Warrant Shares on each of March 31, 2014 and April 30, 2014.    Upon agreement between the Holders, the relative obligations with respect to funding one or more Installment Exercise Payments may be modified provided such modification shall not reduce the Installment Exercise Payment due on a Payment Date.  In the event that the number of Warrant Shares issuable under the Warrants is adjusted in accordance with the terms of the Warrants, the Warrant Share numbers herein shall be adjusted accordingly.  The Company acknowledges and agrees that after the date hereof the Assignor shall have no further rights or obligations under the Warrants or the Notice of Exercise.

1.2                               Issuance of Warrant Shares.

1.2.1                     The Holders shall cause $450,000 (each such payment, a “Share Purchase Amount”) to be deposited in escrow with Wiggin and Dana LLP (the “Escrow Agent”) by wire transfer to the account previously identified to the Holders on or before each of the Payment Dates.  In connection with the funding of a Share Purchase Amount, Sacks (on behalf of the Holders) shall provide written notice via email to the Company, the Assignor and the Escrow Agent (at the address set forth on the signature page of this Agreement for each of the Company and the Assignor and at skaufman@wiggin.com for the Escrow Agent) of the denominations and name or names in which the shares of Common Stock to be issued to the Holders shall be issued.  Upon the receipt by the Escrow Agent of the Share Purchase Amount, the Assignor and the Company shall be notified by the Escrow Agent via email (the “Funding Notices”) at the addresses set forth on the signature page of this Agreement.  Upon the Company’s receipt of a Funding Notice, the Company shall deliver to the Escrow Agent to hold in escrow one or more duly executed share certificates evidencing the shares of Common Stock to be issued on such Payment Date in such denominations and in such name or names as Sacks shall have specified in writing in connection with the funding of a Share Purchase Amount (the “Share Certificates”).  Upon its receipt of the appropriate Share Certificates in connection with the Funding Notice, the Escrow Agent shall transfer the Share Purchase Amount to the following Company account:

Bank of America — Addison TX Branch

Account name — Uluru Inc.

The Escrow Agent shall also cause such Share Certificates to be delivered to the appropriate Holder.

1.2.2                     In connection with the execution and delivery of this Agreement and as a material inducement for the Holders to accept the assignment of the Warrants from the Assignor and to assume the obligations of the Assignors under the Warrants (as modified by the Notice of Exercise), the Holders and the Company shall execute and deliver the Registration

Rights Agreement substantially in the form attached hereto as Exhibit B (the “Registration Rights Agreement”).

2.                                      REPRESENTATIONS AND WARRANTIES OF THE ASSIGNOR.  The Assignor hereby represents and warrants to each Holder and the Company as follows.

2.1                               Organization and Qualification.  The Assignor is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.  The Assignor is not in violation or default of any of the provisions of its certificate or articles of incorporation, bylaws or other organizational or charter documents.  The Assignor is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in any event, circumstance, condition, fact, change, development or effect that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to: (a) the legality, validity or enforceability of this Agreement, (b) the results of operations, assets, business, prospects, liabilities or condition (financial or otherwise) of its and/or its subsidiaries, taken as a whole, or (c) its ability to perform in any material respect on a timely basis its obligations under this Agreement (a “Material Adverse Effect”) and no action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened (each, a “Proceeding”) has been instituted or threatened in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

2.2                               Authorization; Enforcement. The Assignor has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and the Assignment Agreement and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement, the Notice of Exercise (including the modifications of the Warrants effected thereby) and the Assignment Agreement by the Assignor and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Assignor and no further action is required by the Assignor, its Boards of Directors (or equivalent body) or its stockholders (or equity holders) in connection therewith.  This Agreement, the Notice of Exercise and the Assignment Agreement have been duly executed by the Assignor and, when delivered in accordance with the terms hereof and thereof, will constitute, as applicable, the valid and binding obligation of the Assignor enforceable against it in accordance with its terms, except (a) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (c) insofar as indemnification and contribution provisions may be limited by applicable law.

2.3                               No Conflicts. The execution, delivery and performance by the Assignor of this Agreement and the Assignment Agreement, the Assignment of the Warrant to the Holders and the consummation by the Assignor of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of the Assignor’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (b) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Assignor, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Assignor debt or otherwise) or other understanding to which the Assignor is a party or by which any property or asset of the Assignor is bound or affected, or (c) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Assignor is subject (including federal and state securities laws and regulations), or by which any property or asset of the Assignor is bound or affected; except in the case of clause (b), such as could not have or reasonably be expected to result in a Material Adverse Effect.

2.4                               Issuance of the Warrant Shares.  The Warrant Shares are duly authorized and, when issued and paid for in accordance with terms of the Warrants (as modified by the Notice of Exercise), the Notice of Exercise, this Agreement and the Assignment Agreement, will be duly and validly issued to the to the Holders, and will be fully paid and nonassessable, free and clear of any lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction (each, a “Lien”) imposed by the Assignor.

3.                                      REPRESENTATIONS AND WARRANTIES OF THE HOLDERS.  Each Holder, for itself and not the other Holder, hereby represents and warrants to the Assignor and the Company as of the date hereof and each subsequent Payment Date as follows:

3.1                               Organization: Authority.  Such Holder is either an individual or an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate or partnership power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder.  The execution and delivery of this Agreement and the Registration Rights Agreement and performance by such Holder of the transactions contemplated by this Agreement and the Registration Rights Agreement have been duly authorized by all necessary corporate, partnership, limited liability company or similar action, as applicable, on the part of such Holder.  Each of this Agreement and the Registration Rights Agreement has been duly executed by such Holder, and when delivered by such Holder in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Holder, enforceable against it in accordance with its terms, except: (a) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (c) insofar as indemnification and contribution provisions may be limited by applicable law.

3.2                               Understandings or Arrangements.  Such Holder is acquiring the Warrant and the Warrant Shares as principal for its own account and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Warrant and Warrant Shares.

3.3                               Holder Status.  At the time such Holder was offered the Warrant and the Warrant Shares, it was, and as of the date hereof it is, and on each subsequent Payment Date, it will be, an “accredited investor” as defined under the Securities Act.

3.4                               Experience of Such Holder.  Such Holder acknowledges and understands that (i) its investment in the Warrant and the Warrant Shares involves a high degree of risk and (ii) nothing in this Agreement constitutes legal, tax or investment advice.   Such Holder, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Warrant and the Warrant Shares, and has so evaluated the merits and risks of such investment.  Such Holder is able to bear the economic risk of an investment in the Warrant Shares and, at the present time, is able to afford a complete loss of such investment.

3.5                               Restricted Securities.  Such Holder understands that the Warrant and the Warrant Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Holder’s representations as expressed herein.  Such Holder understands that the Warrant and the Warrant Shares are “restricted securities” under applicable United States federal and state securities laws and that, pursuant to these laws, the Holder must hold the Warrant and the Warrant Shares indefinitely unless they are registered with the Commission and qualified by state authorities or an exemption from such registration and qualification requirements is available.  Such Holder acknowledges that the Company has no obligation to register or qualify the Warrant or the Warrant Shares for resale except as provided under the Registration Rights Agreement.  Such Holder further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Warrant or Warrant Shares, and on requirements relating to the Company which are outside of the Holder’s control, and which the Company is under no obligation and may not be able to satisfy.

3.6                               Legends.  Such Holder understands that certificates representing the Warrant and the Warrant Shares and any securities issued in respect of or in exchange for the Warrant Shares may bear any one or more of the following legends:  (a) any legend set forth in, or required by, any stockholders agreement to which the Holder is a party; (b) any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate so legended; and (c) the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.  SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH

REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

3.7                               Information.  Such Holder has been provided, and otherwise has access to, the Company’s most recent Annual Report on Form 10-K, most recent Quarterly Report on Form 10-Q and all Current Reports on Form 8-K filed since the filing of the most recently Quarterly Report on Form 10-Q. Each holder acknowledges that, other than the express representations and warranties set forth in Section 4, the Company is making no representations or warranties to such Holder and that such Holder has received all information, and had all questions answered to its satisfaction, as Holder deems necessary or appropriate in connection with the transactions contemplated by this Agreement.

The Assignor acknowledges and agrees that the representations contained in Sections 3.1 — 3.7 shall not modify, amend or affect a Holder’s right to rely on the Assignor’s or the Company’s representations and warranties contained in this Agreement or any representations and warranties contained in the Assignment Agreement or any other document or instrument executed and/or delivered in connection with this Agreement or the consummation of the transaction contemplated hereby.

4.                                      Representations and Warranties of the Company.  The Company hereby represents and warrants to each Holder and the Assignor as of the date hereof and each subsequent Payment Date as follows:

4.1                               Organization and Qualification.  The Company and each of its subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.  Neither the Company nor any of its subsidiaries is in violation or default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents.  Each of the Company and its subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in a Material Adverse Effect with respect to the Company and no Proceeding has been instituted or threatened in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

4.2                               Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement, the Notice of Exercise, the Warrants (as modified by the Notice of Exercise) and the Registration Rights Agreement and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement, the Notice of Exercise (including the modifications of the Warrants effected thereby), the Warrants and the Registration Rights Agreement and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its Board of Directors or the Company’s stockholders in connection therewith.  This Agreement, the Notice of Exercise, the Warrants and the Registration Rights Agreement have been duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute, as applicable, the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

4.3                               No Conflicts. The execution, delivery and performance by the Company of this Agreement and the Registration Rights Agreement, the issuance and sale of the Warrant Shares to the Holders and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of the Company’s or any Company subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (b) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or any Company subsidiary debt or otherwise) or other understanding to which the Company or any of its subsidiaries is a party or by which any property or asset of the Company or any of its subsidiaries is bound or affected, or (c) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or any of its subsidiaries is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or any of its subsidiaries is bound or affected; except in the case of clause (b), such as could not have or reasonably be expected to result in a Material Adverse Effect with respect to the Company.

4.4                               Capitalization.  The capitalization of the Company as of January 27, 2014 is as set forth on Schedule 4.4 hereto.  No individual, corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, government (or an agency or subdivision thereof) or other entity of any kind (each, a “Person”) has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement or the Registration Rights Agreement (other than piggy-back registration rights arising under existing registration rights agreements).  Except as disclosed in Schedule 4.4 hereto and as a result of the Warrant and the Notice of Exercise, there are no outstanding options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock or other Company securities, or contracts, commitments, understandings or arrangements by which the Company or any of its subsidiaries is or may become bound to issue additional shares of Common Stock or other Company securities.  The issuance and sale of the

Warrant Shares will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Holders) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities.  All of the outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities.  No further approval or authorization of any stockholder, the Board of Directors or others is required for the issuance and sale of the Warrant Shares under the Warrants, the Notice of Exercise, this Agreement or the Registration Rights Agreement.  There are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders that are in effect immediately prior to the date of this Agreement.

4.5                               Issuance of the Warrant Shares.  The Warrant Shares are duly authorized and, when issued and paid for in accordance with terms of the Warrants (as modified by the Notice of Exercise), the Notice of Exercise and this Agreement, will be duly and validly issued to the Holders, and will be fully paid and nonassessable, free and clear of all Liens imposed by the Company.

5.                                      GENERAL PROVISIONS.

5.1                               Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and are binding upon the respective successors and permitted assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.  No party to this Agreement may assign any rights or obligations hereunder without the prior written consent of the other parties hereto.

5.2                               Governing Law; Jurisdiction.  This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.  In any action among or between any of the parties arising out of or relating to this Agreement, each of the parties (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of any New York state or the United States federal court sitting in The City and County of New York, (b) waives any objection to laying venue in any such action or proceeding in such courts, and (c) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party.

5.3                               Counterparts; Facsimile.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.4                               Titles and Subtitles.  The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

5.5                               Notices.  Except as provided in Section 1.1.2, all notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or:  (a) upon personal delivery to the party to be notified, (b) when sent, if sent by electronic mail, other electronic means approved by the party to be notified or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.  All communications shall be sent to the parties at the addresses set forth on the signature pages to this Agreement or to such physical or electronic mail address or facsimile number as subsequently modified by written notice given in accordance with this Section 5.5.

5.6                               Finder’s or Broker’s Fees.  Each of the parties represents to the others that it neither is nor will be obligated for any sales commissions or fees of any kind, including without limitation any finder’s, broker’s or agent’s fee, in connection with the transactions contemplated by this Agreement and agrees to indemnify and to hold harmless the others from any liability for any commission or compensation in the nature of a finder’s, agent’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which such party is responsible.

5.7                               Attorneys’ Fees.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.  Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of the Agreement.

5.8                               Amendments and Waivers.  Any term of this Agreement may be amended, terminated or waived only with the written consent of the Company, the Assignor and Sacks.  Any amendment or waiver effected in accordance with this Section 5.8 shall be binding upon the parties hereto.

5.9                               Severability.  In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

5.10                        Delays or Omissions.  No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such non-breaching or non-defaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

5.11                        Entire Agreement.  This Agreement (including the Schedule and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the matters set forth herein, and any other prior written or oral agreement relating thereto existing between the parties is expressly replaced by this Agreement.

5.12                        Further Assurances.  At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as such other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

5.13                        Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Holders, the Company and the Assignor will be entitled to specific performance under this Agreement. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in this Agreement and hereby agree to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.  Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction.

5.14                        WAIVER OF JURY TRIAL.  IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

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IN WITNESS WHEREOF, the Company and the Assignor, by the duly authorized officer named below, have each executed this Implementation Agreement as of the date first set forth above.

ULURU INC.

By:	/s/ Kerry P. Gray
	Name:	Kerry P. Gray
	Title:	President and CEO

Address:			4452 Beltway Drive
Addison, TX 75001
(214) 905 5130

Facsimile number:			(214) 905 5130

E-Mail Address:			kgray@uluruinc.com

IMPD GMBH

By:	/s/ Helmut Kerschbaumer		/s/ F. Borkovec
	Name:	Helmut Kerschbaumer	F. Borkovec
	Title:	CEO	CFO

Address:			Schreyvogelgasse 3/5
Vienna Austria 1010AT

Facsimile number:

E-Mail Address:			h.kerschbaumer@ipmd.eu

IN WITNESS WHEREOF, each Holder has executed this Implementation Agreement as of the date first set forth above.

Holder:

Sign here:	/s/ Michael Sacks

Print full legal name here:	Michael I. Sacks

Address:	312 Park Manor, Corlett Drive

Illovo, 2196, South Africa

With copies to:
Bradley Sacks at 650 Park Avenue, Apartment 7F
New York, NY 10065
Fax:	+1-646-807-4617

E-Mail Address:	mottysacks@yahoo.com with copies to
bradsacks@centriccapital.com

Holder:

Sign here:	/s/ Elliot Goodman /s/ Valerie Dagnaud

Print full legal name here:	Clermont Corporate Services Limited as

Trustee of The Punch Trust

Address:	Nerine Chambers PO Box 905

Road Town, Tortola, British Virgin Islands

Fax:	+ 41 22 718 7819

E-Mail Address:	admin@clermonttrust.com

EXHIBIT A

NOTICE OF EXERCISE TO: ULURU INC. WHEREAS, ULURU Inc. (the “Company”) and IMPD GmbH (“IMPD”) are parties to that certain Securities Purchase Agreement dated as of December 21, 2012 (the “SPA”); WHEREAS, pursuant to the terms of the SPA, the Company issued a warrant to purchase up to 3,000,000 shares of its common stock, a copy of which is attached hereto (the “Warrant”), which Warrant is exercisable in full as of the date hereof; WHEREAS, notwithstanding the language set forth in the SPA and the Warrant, it was the intention of the Company and IMPD that the Warrant be exercisable for the one-year period that terminates at 5:00 pm (Central time) on the date hereof, consistent with the Company’s public filings, including its Form 8-K filed with the Securities Exchange Commission on December 27, 2012; and WHEREAS, the Company and IMPD desire to clarify and modify the Warrant and Notice of Exercise as provided herein and to provide for the full exercise of the Warrant by IPMD on the date hereof. Accordingly, (1) The undersigned hereby elects to purchase 3,000,000 Warrant Shares (as defined in the Warrant) of the Company on January 3, 2014 pursuant to the terms of the attached Warrant (only if exercised in full), as modified herein, and shall tender payment of the exercise price, together with all applicable transfer taxes, if any, in accordance with Section (2) below (notwithstanding the provisions in the Warrant and Notice of Exercise requiring payment upon exercise). (2) Payment shall take the form of lawful money of the United States as follows: $450,000 due on or before January 31, 2014 for the purchase and delivery of 750,000 Warrant Shares; and $450,000 due on or before February 28, 2014 for the purchase and delivery of 750,000 Warrant Shares. $450,000 due on or before March 31, 2014 for the purchase and delivery of 750,000 Warrant Shares. $450,000 due on or before April 30, 2014 for the purchase and delivery of 750,000 Warrant Shares.

(3) Certificates representing said Warrant Shares shall be issued, upon receipt of each payment, in the name of the undersigned as is specified below, provided, however, the Company acknowledges and agrees (a) that it has been informed by IPMD that IPMD may enter into an agreement to sell the Warrant Shares (in whole or in part) to one or more purchasers, which sales may occur immediately upon the issuance of the Warrant Shares and (b) if such sale transaction(s) is/are consummated, the Company shall issue the Warrant Shares so purchased in such name or names as directed by IPMD. IPMD GmbH Except as otherwise provided above or as otherwise instructed in writing by IPMD, the Warrant Shares shall be delivered by physical delivery of a certificate to: IPMD GmbH Schreyvogelgasse 3/5 Vienna, Austria 1010AT Notwithstanding any terms provided in the Warrant, the Company and IPMD agree that the Warrant shall continue to be exercisable through the date hereof and that in the event the terms hereof shall not be given full force and effect, the Company shall be deemed to have issued to IPMD a new warrant to purchase up to 3,000,000 Warrant Shares at an exercise price of $0.60 per share, exercisable on the date hereof in accordance with the terms otherwise set forth in the Warrant, as modified hereby. Name of Investing Entity: IPMD GmbH  IPMD GmbH Schreyvogelgasse 3/5 1010 Wien Signature of Authorized Signatory of Investing Entity: Name of Authorized Signatory: CEO DIRECTOR Title of Authorized Signatory: Date: January 3, 2014

By its signature below, ULURU Inc. acknowledges and agrees to the foregoing, including the modifications to the Warrant and the Notice of Exercise set forth above. ULURU INC. By: Name: Title: Date: January 3, 2014

EXHIBIT B

See Exhibit 99.4